SUPPLEMENT No. 1 DATED December 15, 2017 (To Prospectus dated June 5, 2017)	Rule 424(b)(3) Registration No. 333-218131

Social Reality, Inc.

4,579,266 SHARES OF CLASS A COMMON STOCK

This prospectus supplement (“Supplement”) modifies, supersedes and supplements information contained in, and should be read in conjunction with that certain prospectus, dated June 5, 2017, related to the resale of our Class A common stock from time to time by certain shareholders (“Prospectus”), of Social Reality, Inc. (”Company”).   This supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all prior supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You are urged to read the section entitled “Risk Factors” beginning on page 6 of the Prospectus, which describes specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in this Supplement and the Prospectus. This Supplement and the Prospectus contain forward-looking statements regarding events, conditions, and financial trends that may affect our plan of operation, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made in this Supplement and the Prospectus.

SELLING SHAREHOLDERS

The Company has been by notified that the securities previously registered to certain selling shareholder have been transferred. Accordingly, the Selling Shareholder table is being amended with regard to these transfers in order to update the selling shareholders’ identities. Unless amended, all other information contained in the selling shareholder table, as previously modified or amended, is unaffected:

	Common Shares Owned Before Sale					Common Shares Owned After Sale
	Held Outright	Convertible Securities	Amount	% of class	Shares being registered	Amount	% of Class
ATW Fund I, L.P. (1)		4,168,905	4,168,913	30.89%	1,488,095	2,680,810	11.03%
Anson Investments Master Fund (2)		1,321,430	1,321,430	13.89%	1,154,763	166,667	*

*

Less than 1%

(1)

The selling shareholder sold $1,000,000 of 12.5% Senior Secured Convertible Debentures (up to 714,286 Class A common shares underlying the Debenture based on floor conversion price of $1.40), initially issued in April 2017.  The securities were transferred pursuant to a purchase agreement.  Shares being registered does not include up to 2,985,827 Class A common shares underlying $4,180,157.78 of 12.5% Senior Secured Convertible Debentures that were purchased in our October 27, 2017 offering or received by selling shareholder pursuant to a transfer from a third party in our October 27, 2017 offering and 530,028 warrants issued to selling shareholder in our October 27, 2017 offering.

(2)

The selling shareholder received $1,000,000 of 12.5% Senior Secured Convertible Debentures (up to 714,286 Class A common shares underlying the Debenture based on a floor conversion price of $1.40), initially issued in April 2017.  The securities were transferred pursuant to a purchase agreement.